                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                      CALCULATION OF EARNINGS PER SHARE
                   (In thousands except per-share amounts)
                             Second Quarter Ended        Six Months Ended
                            ----------------------    ----------------------
                             Sept. 27,   Sept. 29,     Sept. 27,   Sept. 29
                               1996        1995           1996       1995
                            ----------  ----------    ----------  ----------
Net income                    $14,006     $39,569       $59,283     $75,510
                            ==========  ==========    ==========  ==========
Shares:
 Weighted average shares
   outstanding                 75,748      74,321        75,511      74,176
 Common stock
   equivalents                  2,274       2,537         2,413       2,424
                            ----------  ----------    ----------  ----------
 Total for primary and
   fully diluted               78,022      76,858        77,924      76,600
                            ==========  ==========    ==========  ==========
Earnings Per Share:

   Primary and fully
      diluted*                $  0.18     $  0.51       $  0.76     $  0.99
                            ==========  ==========    ==========  ==========

[FN]

* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.